UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2007

Golf Trust of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-14494	33-0724736
(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, SC	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Failure to Satisfy a Continued Listing Rule or Standard

On December 14, 2007, Golf Trust of America, Inc. (the “Company”) received a letter (the “Amex Letter”) from the American Stock Exchange (the “Exchange” or “Amex”) confirming Amex’s intention to proceed with the filing of an application with the Securities and Exchange Commission (the “SEC”) pursuant to Section 1009 of the Amex Company Guide (the “Guide”) to strike the Company’s common stock from listing and registration on the Exchange.   The Company intends to appeal the contemplated delisting within the prescribed guidelines.

Amex’s intention to delist is based on its staff’s determination that the actions taken at the Company’s November 8, 2007 Special Meeting of Shareholders (at which the Company’s shareholders voted to terminate the Company’s plan of liquidation so that it could pursue alternative business strategies, including a merger, capital stock exchange, asset acquisition or other business combination with an existing operating company) was not in compliance with Section 1003(c)(i) of the Guide and, in accordance with Commentary .01 to Section 1009 of the Guide, Amex’s staff has concluded it is necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of such Guide (the “Staff Determination”).  The Amex Letter further noted that the basis for the Staff Determination included, among other things, the fact that “…the Company’s Board has not established any specific attributes or criteria, financial or otherwise, for prospective target businesses nor has the Company established a time frame in which it anticipates completing a business combination….”  Further, the Amex Letter stated that “…any business combination that the Company would enter into would be subject to Section 341 of the Guide and as such the post-transaction entity will be eligible for continued listing on the Exchange only if it meets the Exchange’s initial listing standards…”  The Amex letter also stated that “The Company has not identified a target business.  Therefore, there is no assurance that the Company will be able to meet the initial listing criteria upon completion of a business combination.”

The Amex Letter noted that, in accordance with Sections 1203 and 1009(d) of the Guide, the Company has a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel (a “Panel”).   In accordance with Section 1203 of the Guide, the Company would be deemed to have waived the opportunity for a hearing and a hearing would not be scheduled, unless the Company has submitted the applicable hearing fee and any unpaid listing fees due to the Amex by December 21, 2007.  If the Company elected not to appeal the Staff Determination by December 21, 2007, it would  become final.  The Exchange Staff would then suspend trading of the Company’s securities and submit an application to the SEC to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

The Company will file by December 21, 2007 an appeal of the Staff Determination seeking delisting from continued trading of its common stock on Amex.  While there is no guarantee of success, the Company believes that the Staff Determination was unwarranted.   The Company has established specific financial and timing criteria for prospective target businesses.   Moreover, the Company does not intend to enter into any business combination that it did not believe would satisfy Section 341 of the Guide and be eligible for continued listing on Amex. The misperception, the Company believes, grew out of proxy language which went to extraordinary lengths to address the entire theoretical spectrum of possible future business outcomes. Not coincidentally, the Company continues to meet marketplace rules on minimum bid, float, net worth, market capitalization and number of shareholders.   Moreover, the Company is current in its filings, has four qualified and independent  (as Amex defines) board of directors members and only one inside director.  Accordingly, the Company understands that the outcome of the appeal is far from certain, and in fact unknowable, but its management continues to believe that a full sharing of pertinent facts will justify a decision to permit the Company’s common shares to continue to be listed on Amex and the Staff Determination will be rescinded.

A copy of the Company’s press release announcing the matters set forth above is furnished as Exhibit 99.1 hereto.

Item 9.01.                Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press release of Golf Trust of America, Inc. dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golf Trust of America, Inc.
(Registrant)

Date: December 20, 2007	By:	/s/ Michael C. Pearce
Michael C. Pearce
President and Chief Executive Officer